Exhibit 99.1

Kewaunee Scientific Reports Results for Third Quarter

STATESVILLE, N.C., March 1, 2016 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter ended January 31, 2016.

Sales for the quarter were $32,410,000, a 17% increase from sales of $27,754,000 in the prior year. Domestic sales for the quarter were $25,423,000, up 27% from sales of $20,025,000 in the third quarter of last year. International sales for the quarter were $6,987,000, down 10% from sales of $7,729,000 in the third quarter last year.

Net earnings for the quarter were $830,000, or $0.31 per diluted share, as compared to net earnings of $484,000, or $0.18 per diluted share, in the third quarter last year. Sales and earnings for the quarter were higher in comparison to the prior year period as the opportunities within the domestic market were stronger than is typical for our third quarter. International sales were down on a year-over-year basis due to the timing of a large order shipped during the third quarter of last year that did not repeat.

The Company's order backlog was $95.2 million at January 31, 2016 as compared to $78.0 million at January 31, 2015, and $92.4 million at October 31, 2015. Incoming orders for the Domestic business were strong during the quarter due to increased opportunities for laboratory furniture and scientific equipment; however, sales of education related products remained soft as many state and local governments continue to struggle financially. The International backlog also strengthened as the International team secured a number of new orders across all of our key International markets.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $3,709,000 at the end of the quarter, as compared to $3,863,000 at the end of the third quarter last year. Working capital was $29,541,000 as compared to $27,352,000 at the end of the third quarter last year. Short-term debt and interest rate swaps were $5,538,000 at the end of the quarter, as compared to $1,036,000 at the end of the third quarter last year, and long-term debt was $3,455,000 as compared to $3,876,000.

"Historically, the third quarter is often Kewaunee's weakest; however, during the third quarter of fiscal year 2016, we were able to deliver strong year-over-year top line and earnings performance, improved margins, and continued growth of our backlog," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "We are seeing continued strength from the laboratory furniture and casework marketplace as our customers continue to both invest in new facilities and upgrade existing facilities."

"Looking forward, we are focused on exceeding our customers' expectations as we continue to respond to market opportunities globally. We expect both the domestic and international laboratory casework marketplace will continue to be strong with improved demand for both new construction and renovation projects. We anticipate a strong fourth quarter in both sales and earnings."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com. `

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2016	2015	2016	2015
Net sales	$ 32,410	$ 27,754	$ 94,536	$ 88,546
Cost of products sold	26,922	23,298	77,673	72,120
Gross profit	5,488	4,456	16,863	16,426
Operating expenses	4,441	3,872	13,163	12,170
Operating earnings	1,047	584	3,700	4,256
Other income	109	134	296	385
Interest expense	(83)	(91)	(236)	(274)
Earnings before income taxes	1,073	627	3,760	4,367
Income tax expense	225	109	1,242	1,361
Net earnings	848	518	2,518	3,006
Less: net earnings attributable to
the noncontrolling interest	18	34	53	86
Net earnings attributable to
Kewaunee Scientific Corporation	$ 830	$ 484	$ 2,465	$ 2,920

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.31	$ 0.18	$ 0.93	$ 1.11
Diluted	$ 0.31	$ 0.18	$ 0.92	$ 1.10

Weighted average number of common
shares outstanding
Basic	2,682	2,628	2,661	2,625
Diluted	2,699	2,659	2,683	2,656

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2016	2015
Assets	(Unaudited)
Cash and cash equivalents	$ 3,709	$ 3,044
Restricted Cash	1,444	2,276
Receivables, less allowances	29,409	29,106
Inventories	16,154	12,745
Prepaid expenses and other current assets	1,705	1,591
Total Current Assets	52,421	48,762
Net property, plant and equipment	14,381	14,523
Other assets	6,037	6,205
Total Assets	$ 72,839	$ 69,490

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 5,538	$ 4,955
Current portion of long-term debt	421	421
Accounts payable	12,215	11,232
Other current liabilities	4,706	4,447
Total Current Liabilities	22,880	21,055
Other non-current liabilities	13,167	13,236
Total Liabilities	36,047	34,291
Noncontrolling interest	282	323
Kewaunee Scientific Corporation equity	36,510	34,876
Total Equity	36,792	35,199
Total Liabilities and Equity	$ 72,839	$ 69,490

Contact:	Thomas D. Hull III
(704) 871-3290

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